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                                                                     EXHIBIT 5.1

                      [RICHARDSON & ASSOCIATES LETTERHEAD]


                               November   , 1998


Consumer Net Marketplace, Inc.
1900 Los Angeles Avenue, Second Floor
Simi Valley, California 93065

       RE: CONSUMER NET MARKETPLACE, INC--VALIDITY OF ISSUANCE OF SHARES

Ladies and Gentlemen:


    We have acted as special counsel to you in connection with the registration on Form S-1 under the Securities Act of 1933, as amended ("Registration Statement"), of a total of 4,000,000 shares of the Common Stock of Consumer Net Marketplace, Inc. no par value, comprised of (i) 3,596,577 shares of Common Stock to be issued (the "Shares") and (ii) 403,423 outstanding shares of Common Stock (the "Outstanding Shares"). You have requested our opinion in connection with the registration of the Shares and the Outstanding Shares covered by the Prospectus, dated November 12, 1998 (the "Prospectus"). In connection with our acting as counsel, we have examined the laws of the State of California together with certain other documents and instruments prepared on behalf of Consumer Net Marketplace, Inc. as we have deemed necessary and relevant in the preparation of our opinion as hereinafter set forth.


    In our examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents to all documents submitted to us as certified, conformed or photostatic copies of originals, the authenticity of such latter documents, and the proper execution, delivery and filing of the documents referred to in this opinion.

    Based upon the foregoing, we are of the opinion that the Shares and the Outstanding Shares and the Shares sold by Consumer Net Marketplace, Inc. pursuant to the terms of the Prospectus have been and will be duly created and have been and will be validly issued shares of the Common Stock, no par value, of Consumer Net Marketplace, Inc. Upon payment for the Shares and the Outstanding Shares and full compliance with all of the terms and conditions relating to the issuance of the Shares and the sale of the Outstanding Shares set forth in the Prospectus, the Shares and the Outstanding Shares will be fully paid and nonassessable.

    For the purposes of this opinion, we are assuming the that the appropriate certificates are duly filed and recorded in every jurisdiction in which such filing and recordation is required in accordance with the laws of such jurisdictions. We express no opinion as to the laws of any state or jurisdiction other than California.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name in the Registration Statement and the Prospectus which is a part of said Registration Statement.

                                          Respectfully submitted,
                                          Mark J. Richardson

MJR:csc